Exhibit 23.1

Consent of Independent Auditor

We agree to the inclusion in this Form 8-K/A of our report dated February 20, 2013 except for Notes 6 and 7 as to which the date is January 8, 2014, on our audits of the consolidated financial statements of Gordon Trucking, Inc. and subsidiaries as of December 31, 2012, 2011 and 2010, and for each of the years in then ended.

/s/ McGladrey LLP

Tacoma, Washington
January 27, 2014